SCHEDULE 14A

                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

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    by Rule 14a-6(e)(2))
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                          WILLAMETTE INDUSTRIES, INC.

                            -----------------------

               (Name of Registrant as Specified in its Charter)
                            -----------------------

                             WEYERHAEUSER COMPANY

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                   [Weyerhaeuser Company logo]

NEWS RELEASE

For Immediate Release

                 WEYERHAEUSER SENDS LETTER TO WILLAMETTE BOARD

FEDERAL WAY, Wash., February 22, 2001 - Weyerhaeuser Company (NYSE: WY) today sent the following letter in response to a letter it received from Willamette Industries, Inc. (NYSE: WLL):


     February 22, 2001

     Board of Directors
     Willamette Industries, Inc.
     1300 Southwest Fifth Avenue
     Portland, Oregon 97201


     Dear Willamette Board Members:

     We received your letter of February 22, and must respond since your letter expresses some serious misperceptions about Weyerhaeuser and our proposed combination with Willamette Industries.

     You are correct in assuming that the Weyerhaeuser board unanimously supports a combination with Willamette. This combination is too compelling to ignore, and our two companies are a perfect fit. Our board is fully informed and regularly reviews media coverage as well as research reports from independent financial analysts. Contrary to your assertions, there is extensive third-party support in the financial community for this combination.

     As you know, as of February 1, the last expiration date of Weyerhaeuser's $48 per share tender offer, your shareholders had tendered 51% of Willamette's outstanding common stock. Our all cash premium offer for 100% of the shares simply cannot be characterized as "coercive." What is coercive is preventing shareholders from taking advantage of our offer by refusing to lift your "poison pill" rights plan and other defensive measures as well as failing to schedule your annual meeting. Despite these defensive measures, Willamette shareholders will have the opportunity to take meaningful action to advance this proposed transaction by electing our director nominees at the annual meeting.

                                   - more -



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                                     - 2 -

     Your description of Weyerhaeuser's approach as antagonistic is surprising. We have reviewed our public comments, and have found that they have, repeatedly, addressed the strength of Willamette's management team, the complementary asset fit, and the benefits of creating the premier forest products company through a combination of our two companies.

     We do not understand your claim that our call to negotiate is somehow illogical. We are confident that your shareholders see the logic in Willamette sitting down with Weyerhaeuser. Provided additional value was demonstrated, negotiation could result in an increased price for your shareholders. If, as you say, you are "committed to delivering value" we stand ready to negotiate.

     Sincerely,

     /s/ Steven R. Rogel

     Steven R. Rogel
     Chairman, President and Chief Executive Officer

     Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 2000, sales were $16 billion. It has offices or operations in 17 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at www.weyerhaeuser.com.

     FORWARD-LOOKING STATEMENTS

     This news release contains statements concerning the company's future results and performance that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward looking statement made by Weyerhaeuser with respect to the Willamette tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. The accuracy of such forward looking statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products, which may be tied to the relative strength of various US business segments; performance of the company's manufacturing operations; the types of logs harvested in the company's logging operations; the level of competition from foreign producers; the effect of forestry, land use, environmental and other governmental regulations; and the risk of losses from fires, floods and other natural disasters. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the US dollar and the Euro, and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

                                   - more -


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                                     - 3 -

     IMPORTANT INFORMATION

     Company Holdings, Inc. ("CHI"), a wholly owned subsidiary of Weyerhaeuser Company, has commenced a tender offer for all the outstanding shares of common stock of Willamette Industries, Inc. at $48.00 per share, net to the seller in cash, without interest. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on Friday, March 30, 2001. CHI may extend the offer. If the offer is extended, CHI will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the offer was scheduled to expire.

     Today's news release, along with other news about Weyerhaeuser, is available on the Internet at www.weyerhaeuser.com.

     Weyerhaeuser contacts:


     Analysts                                               Media
     Kathryn McAuley      Joele Frank / Jeremy Zweig        Bruce Amundson
     Weyerhaeuser         Joele Frank, Wilkinson            Weyerhaeuser
     (253) 924-2058       Brimmer Katcher                   (253) 924-3047
                          (212) 355-4449